Sterling Appoints Jagtar Narula to its Board of Directors
Global Finance and Strategy Leader to Serve as Member of the Board and Audit Committee
INDEPENDENCE, OH (DECEMBER 14, 2023) — Sterling Check Corp. (NASDAQ: STER) (“Sterling”), a leading provider of identity and background services, today announced the appointment of global finance and strategy leader Jagtar Narula to the Sterling Board of Directors. In this capacity, he will serve as an independent director and member of the Audit Committee.
Currently serving as the Chief Financial Officer at WEX, Narula brings over two decades of experience generating sustainable business results by integrating finance and strategy with cross-functional implementation to grow revenue and increase profits. With previous executive-level experience at other industry-recognized companies including 3D Systems, Blackbaud, Xerox, and GE, Narula has successfully improved company profitability, transformed business portfolios, increased market cap, and led investor relations and all financial planning.
“We are thrilled to welcome Jagtar to Sterling’s Board of Directors,” said Mike Grebe, Chair of the Sterling Board of Directors. “Jagtar’s financial leadership across multiple organizations makes him a great addition to the board.”
“Jagtar joins Sterling with an admirable track record of global leadership and expertise,” said Josh Peirez, CEO of Sterling. “I look forward to partnering with him to position Sterling for continued success.”
“Sterling’s robust set of identity verification solutions and leading cloud-based technology platform position the company well for continued global adoption and growth,” said Jagtar Narula. “I am excited to work with the team and support the company in its strategic focus areas, including revenue growth and margin expansion.”
To learn more about Sterling, visit Sterlingcheck.com.
About Sterling
Sterling (NASDAQ: STER) — a leading provider of background and identity services — offers background and identity verification to help over 50,000 clients create people-first cultures built on a foundation of trust and safety. Sterling’s tech-enabled services help organizations across all industries establish great environments for their workers, partners, and customers. With operations around the world, Sterling conducted more than 110 million searches in the twelve months ending December 31, 2022. Visit us at www.sterlingcheck.com.
Contact
Katelyn Brower | Katelyn.Brower@Sterlingcheck.com